UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):                                                                                 June 10, 2013

Canyon Gold Corp.
(Exact name of registrant as specified in its charter)

Delaware	000-54851	Not Applicable
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7810 Marchwood Place, Vancouver BC, Canada V5S 4A6
(Address of principal executive offices)

Registrant's telephone number, including area code: (604) 202-3212

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

When used in this Current Report on Form 8-K, the terms “Company,” “Registrant,” “Canyon Gold,”  “we,” “us,” “our” and similar terminology reference to Canyon Gold Corp.

Section 1 – Registrant’s Business and Operations

Item  1.01   Entry into a Material Definitive Agreement.

On June 10, 2013, Canyon Gold entered into a Consulting Contract to retain Worldwide PR News, a New York based consulting and public relations firm (“Worldwide PR”).  The Consulting Contract provides that Worldwide PR will assist and consult with the Company to establish brand and corporate awareness for Canyon Gold, particularly with individuals and entities in the gold and commodity markets in the United States, Europe and internationally.  Additionally, Worldwide will counsel management and assist in the creation and distribution of news and other media releases and also work with the Company in communicating information about the Company to the markets.

Under the terms of the Contract, we will pay Worldwide PR a total of $150,000 for a six-month consulting program.  An initial retainer of $15,000 is due within 72 hours of signing the Contract and monthly payments of $10,000 will be due on or before June 30, 2013, and $25,000 on the 15th of each following month for a total of five monthly payments. The Contract is automatically renewed at the end of each six-month period, unless other terminated by either party.

Cautionary Note About Forward-looking Statements

Statements contained in this current report which are not historical facts, may be considered "forward-looking statements," which term is defined by the Private Securities Litigation Reform Act of 1995.  Any “safe harbor under this Act does not apply to a “penny stock” issuer, which definition would include the Company.  Forward-looking statements are based on current expectations and the current economic environment.  We caution readers that such forward-looking statements are not guarantees of future performance. Unknown risks and uncertainties as well as other uncontrollable or unknown factors could cause actual results to materially differ from the results, performance or expectations expressed or implied by such forward-looking statements.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.                      Description

10.1	Consulting Contract with Worldwide PR News PLC
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Canyon Gold Corp.

Date: June 20, 2013	By:	S/ Delbert G. Blewett
Delbert G. Blewett
President